Exhibit 99.1

THIRD QUARTER 2026 RESULTS
OCTOBER 27, 2026

Americas Delivers Resilient Third-Quarter Performance
Europe Remains Challenged; Recovery Actions Underway
2026 Outlook Updated; Higher Adjusted Earnings And Free Cash Flow Expected In 2027

PERRYSBURG, OHIO, OCTOBER 27, 2026 — O-I Glass, Inc. (NYSE: OI) today announced financial results for the third quarter ended September 30, 2026. Key financial results are summarized below:

	Net Sales $M		Earnings Before Income Taxes $M		Net Earnings (Loss) Attributable to the Company $M		Net Earnings (Loss) Attributable to the Company Per Share	
	3Q26	3Q25	3Q26	3Q25	3Q26	3Q25	3Q26	3Q25
Reported	**$1,623**	**$1,653**	**$34**	**$58**	**($13)**	**$30**	**($0.08)**	**$0.19**
			Segment Operating Profit $M		Adjusted EBITDA $M		Adjusted Earnings Adjusted Earnings (Loss) Per Share (Diluted)	
			3Q26	3Q25	3Q26	3Q25	3Q26	3Q25
Adjusted (non-GAAP)[1]			**$139**	**$235**	**$234**	**$329**	**($0.09)**	**$0.48**

THIRD QUARTER 2026 HIGHLIGHTS

- Net sales were approximately $1.6 billion, down 2 percent from the prior-year period. Favorable currency translation partially offset slightly lower selling prices and a 2 percent decline in sales volume[2].
- Net earnings were a loss of $13 million, or $0.08 per share, while adjusted earnings reflected a loss of $15 million, or $0.09 per share. Adjusted EBITDA was $234 million, earnings before income taxes was $34 million, and segment operating profit was $139 million.
- Results were below the prior-year period primarily due to net price pressure and an unusually high tax rate. Earnings lagged management's expectations as energy and freight costs were approximately $15 million higher than originally anticipated in Europe.
- Americas segment operating profit was down slightly from the prior-year period amid commercial headwinds.
- Europe segment operating profit was down significantly from the prior-year period, primarily due to net price pressure. The company made progress improving plant efficiency following first-half restructuring.
- Fit to Win delivered approximately $50 million of benefits during the quarter. O-I now targets approximately $180 million of benefits in 2026 and continues to expect at least $650 million of cumulative savings by 2027.
- The company now expects 2026 adjusted EBITDA of $925 to $950 million, below its prior outlook due to elevated energy and freight inflation, softer demand, and pace of recovery in Europe.

"Third-quarter results demonstrated continued resilience in the Americas, while Europe remained well below our expectations. Commercial pressures and elevated energy and freight costs weighed on results, compounded by internal supply-chain challenges that we are actively addressing. We are beginning to see initial progress, with improving European production efficiency, better sequential shipment trends and continued Fit to Win cost reductions.

Our focus now is converting that initial progress into stronger commercial performance, lower costs and improved margins. While near-term energy and trade conditions remain uncertain, the actions underway, together with continued resilience in the Americas, are expected to support higher adjusted earnings and free cash flow in 2027 and strengthen the foundation for long-term value creation."



GORDON HARDIE – CHIEF EXECUTIVE OFFICER

[1] Measures labeled 'non-GAAP' or 'adjusted' are non-GAAP financial measures. Definitions of the non-GAAP measures, as well as reconciliations of the non-GAAP measures to their most directly comparable GAAP measures are contained elsewhere in this news release.
2 Measured in tons and excludes the impact of divestitures.

O-I Glass, Inc. UNLEASHING THE POWER OF GLASS | 1

THIRD QUARTER 2026 RESULTS
OCTOBER 27, 2026

AMERICAS SEGMENT

	Changes in Net Sales and Segment Operating Profit					
$M	3Q25	Currency	Price/Net Price	Sales Vol//Mix	Operating Cost	3Q26
Net Sales	$940	$42	$15 *+1.6%*	($27) *-1.3% in tons*	--	$970
Segment Operating Profit *% Margins*	$140 *14.9%*	$10	($6)	($10)	$3	$137 *14.1%*

Net sales in the Americas were $970 million, up more than 3 percent from the prior-year period. A 1.6 percent increase in selling prices and favorable currency translation more than offset a 1.3 percent decline in sales volume, measured in tons. Strong shipment growth in Latin America largely offset headwinds in North America.

Segment operating profit was $137 million, down slightly from the prior-year period, as Fit to Win benefits and favorable currency translation mostly offset lower volume and unfavorable net price. The prior year benefited from a $6 million one-time insurance claim that did not repeat.

EUROPE SEGMENT

	Changes in Net Sales and Segment Operating Profit					
$M	3Q25	Currency	Price/Net Price	Sales Vol//Mix	Operating Cost	3Q26
Net Sales	$688	($7)	($26) *-3.8%*	($21) *-3.7% in Tons*	--	$634
Segment Operating Profit *% Margins*	$95 *13.8%*	($3)	($91)	($4)	$5	$2 *0.3%*

Net sales in Europe were $634 million, down 8 percent from the prior-year period. The decline reflected 3.8 percent lower selling prices, a 3.7 percent decrease in sales volume, measured in tons, and unfavorable currency translation. Shipments increased in Northern Europe, while Southern Europe remained under pressure, particularly in wine – a category that continues to suffer declining consumer and export volumes.

Segment operating profit was $2 million, compared with $95 million in the prior-year period. The decline was primarily driven by unfavorable net price, reflecting competitive pricing pressure and elevated energy and freight costs which were approximately $15 million above management's expectations entering the quarter. Favorable operating costs offset the impact of lower sales volume. One-time items provided a year-over-year net unfavorable impact of $2 million.

Europe's year-to-date segment operating profit is down significantly in 2026. Commercial pressures and elevated energy and freight costs have weighed on results, with internal supply-chain challenges compounding these headwinds. The company has established a detailed recovery plan focused on improving commercial performance, managing energy costs, as well as driving plant and supply-chain efficiencies. These actions are expected to help improve adjusted earnings and free cash flow in 2027.

FIT TO WIN

Fit to Win remains central to O-I's strategy to strengthen competitiveness and cash generation. The program delivered approximately $50 million of benefits during the third quarter ($135 million year-to-date) which more than offset the impact of higher freight and maintenance costs, lower joint venture performance, and one-time items. Compared to its prior outlook of at least $200 million in Fit to Win benefits, O-I now expects approximately $180 million of net benefits this year given the pace of recovery in Europe. Those opportunities are expected to shift to next year as the company continues to target at least $650 million of cumulative Fit to Win benefits by the end of 2027.

O-I Glass, Inc. UNLEASHING THE POWER OF GLASS | 2

THIRD QUARTER 2026 RESULTS
OCTOBER 27, 2026



BUSINESS OUTLOOK

	2026 Guidance		
	Current	Prior	2025 Actual
Adjusted EBITDA ($M)	**$925-$950**	$1,000-$1,100	$1,218
Free Cash Flow ($M)	**~ ($300)**	($50-$150)	$168
Leverage Ratio	**4.5 – 5.0x**	≥ 4x	3.5x

O-I has updated its 2026 business outlook and now expects adjusted EBITDA of approximately $925 to $950 million and a free cash flow use of approximately $300 million. The revised outlook primarily reflects continued soft demand including the potential impact of U.S.-Canada trade disputes, further energy related cost inflation, slower pace of recovery in Europe and higher inventory levels due to softer shipments. Liquidity was approximately $1.5 billion at the end of the third quarter and O-I expects its net debt leverage ratio will approximate 4.5 to 5.0 times at year end.

For 2027, the company expects higher net sales, adjusted EBITDA, and free cash flow, supported by the company's efforts to improve net price, maintain stable sales volumes, and reduce operating costs through Fit to Win. Given evolving commercial, energy, and global trade conditions, among other factors, O-I is no longer maintaining its 2027 targets and plans to provide 2027 guidance on its 2026 year-end earnings call.

In late October 2026, the company decided to initiate a process with employee representatives regarding the proposed permanent closure of a production facility in Europe. No final decision will be made until that process is complete. As a result, the company currently estimates related charges of approximately $100 million to $120 million will be recorded in the fourth quarter of 2026, including approximately $40 million to $50 million of future cash expenditures.

Updated 2026 guidance reflects the company's current expectations for sales and production volumes, mix, and working capital trends. However, the outlook for adjusted EBITDA and free cash flow remains subject to macroeconomic uncertainty, including conflicts in the Middle East, currency movements, energy and raw material costs, supply-chain disruptions, labor availability, changes in trade or immigration policies, and the execution of global profitability improvement initiatives.

"Our revised 2026 outlook reflects additional pressure from energy and freight cost inflation, continued soft demand and the slower pace of recovery in Europe. While these factors are weighing on near-term results and cash flow, our liquidity remains strong and we are committed to financial and operational discipline and execution.

Looking ahead, we expect higher adjusted earnings and free cash flow in 2027, supported by improved commercial and operational performance in Europe, additional Fit to Win benefits, and continued resilience in the Americas. We remain focused on converting these actions into measurable financial improvement, strengthening free cash flow, and reducing leverage. We will provide specific 2027 guidance with our year-end results."



JOHN HAUDRICH – CHIEF FINANCIAL OFFICER

O-I Glass, Inc. UNLEASHING THE POWER OF GLASS | 3

O-I Glass, Inc. U N L E A S H I N G T H E P O W E R O F G L A S S | 4 THIRD QUARTER 2026 RESULTS OCTOBER 27, 2026 Contacts : Chris Manuel VP, Investor Relations 567-336-2600 Chris.Manuel@o-i.com Sasha Sekpeh Investor Relations 567-336-5128 NON-GAAP FINANCIAL MEASURES The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, segment operating profit margin, EBITDA, adjusted EBITDA, net debt, leverage ratio and adjusted effective tax rate provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. Adjusted earnings relates to net earnings (loss) attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings (loss) before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Segment operating profit margin is calculated as segment operating profit divided by segment net sales. EBITDA refers to net earnings, excluding gains or losses from discontinued operations, interest expense, net, provision for income taxes, depreciation and amortization of intangibles. Adjusted EBITDA refers to EBITDA, exclusive of items management considers not representative of ongoing operations and other adjustments. Net C O N F E R E N C E C A L L / W E B C A S T Q3 2026: October 28, 2026 at 8:00 a.m. ET Q4 2026: February 3, 2027 Notice: Beginning with its fourth-quarter 2026 results, O-I expects to release its earnings materials, including the earnings release and presentation, approximately one hour before the scheduled earnings call on the day of the call. The change reflects the anticipated move to extended (23-hour, five-day) trading on the New York Stock Exchange. Earnings materials and the webcast will be available at www.o-i.com/investors WW investors.o-i.com ABOUT O-I GLASS At O-I Glass, Inc. (NYSE: OI), we are proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it is also pure, healthy, and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 19,000 people across 61 plants in 18 countries, O-I achieved revenues of $6.4 billion in 2025. O-I is an S&P Small cap 600 member and a component of more than 100 Exchange Traded Funds from iShares, Vanguard, Schwab, Invesco and other firms. To learn more, visit: www.o-i.com

O-I Glass, Inc. U N L E A S H I N G T H E P O W E R O F G L A S S | 5 THIRD QUARTER 2026 RESULTS OCTOBER 27, 2026 debt refers to total debt less cash. Leverage ratio refers to net debt divided by Adjusted EBITDA. Adjusted effective tax rate relates to provision for income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments divided by earnings (loss) before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin, EBITDA, Adjusted EBITDA, net debt, leverage ratio and adjusted effective tax rate to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations. The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity. Further, free cash flow relates to cash provided by operating activities less cash payments for property, plant, and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. The company routinely posts important information on its website – www.o-i.com/investors. FORWARD-LOOKING STATEMENTS This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “Company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “target,” “commit,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to achieve expected benefits from cost management, efficiency improvements, and profitability initiatives, such as its Fit to Win initiative, including expected impacts from production curtailments, reduction in force and furnace closures, (2) the Company’s ability to achieve expected benefits from its European recovery plan within the anticipated timeframe, including recovering cost inflation, improving its commercial performance, managing energy cost, securing profitable volume, and improving plant efficiency through Fit to Win and optimizing logistics, (3) the general credit, financial, political, economic, legal and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, trade policies and disputes, financial market conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates, changes in laws or policies, legal proceedings involving the Company, war, civil disturbance or acts of terrorism, natural disasters, public health issues and weather, (4) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current conflicts in the Middle East and between Russia and Ukraine and disruptions in supply of raw materials caused by transportation delays), (5) competitive pressures from other glass container producers and alternative forms of packaging or consolidation among competitors and customers, (6) changes in consumer preferences or customer inventory management practices, (7) the continuing consolidation of the Company’s customer base, (8) risks related to the development, deployment and use of artificial intelligence technologies, (9) the Company’s inability to improve glass melting technology in a cost-effective manner and introduce productivity, process and network optimization actions, (10) unanticipated supply chain and operational disruptions, including higher capital spending, (11) seasonality of customer demand, (12) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (13) labor shortages, labor cost

O-I Glass, Inc. U N L E A S H I N G T H E P O W E R O F G L A S S | 6 THIRD QUARTER 2026 RESULTS OCTOBER 27, 2026 increases or strikes, (14) the Company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (15) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (16) any increases in the underfunded status of the Company’s pension plans, (17) any failure or disruption of the Company’s information technology, or those of third parties on which the Company relies, or any cybersecurity or data privacy incidents affecting the Company or its third-party service providers, (18) risks related to the Company’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to generate cash to service indebtedness and refinance debt on favorable terms, (19) risks associated with operating in foreign countries, (20) foreign currency fluctuations relative to the U.S. dollar, (21) changes in tax laws or global trade policies, (22) the Company’s ability to comply with various environmental legal requirements, (23) risks related to recycling and recycled content laws and regulations, (24) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders, and the other risk factors discussed in the Company's filings with the Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document, except where we are expressly required to do so by law.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30		Nine months ended September 30
Unaudited	2026	2025	2026	2025

Net sales	$1,623	$1,653	$4,830	$4,926
Cost of goods sold	(1,428)	(1,353)	(4,222)	(4,047)

Gross profit	195	300	608	879

Selling and administrative expense	(88)	(105)	(261)	(318)
Research, development and engineering expense	(7)	(8)	(26)	(33)
Interest expense, net	(86)	(91)	(251)	(257)
Equity earnings	23	31	78	82
Other expense, net (incl. goodwill impairment)	(3)	(69)	(994)	(270)

Earnings (loss) before income taxes	34	58	(846)	83

Provision for income taxes	(39)	(21)	(195)	(57)

Net earnings (loss)	(5)	37	(1,041)	26

Net earnings attributable to noncontrolling interests	(8)	(7)	(17)	(17)

Net income (loss) attributable to the Company	$(13)	$30	$(1,058)	$9

Basic earnings per share:
Net income (loss) attributable to the Company	$(0.08)	$0.19	$(6.90)	$0.06
Weighted average shares outstanding (thousands)	153,812	153,571	153,335	153,757

Diluted earnings per share:
Net income (loss) attributable to the Company	$(0.08)	$0.19	$(6.90)	$0.06
Diluted average shares (thousands)	153,812	155,215	153,335	155,406

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	September 30,	December 31,	September 30,
	2026	2025	2025
Assets
Current assets:
Cash and cash equivalents	$379	$759	$556
Trade receivables, net	867	601	891
Inventories	944	1,002	982
Prepaid expenses and other current assets	297	239	231
Total current assets	2,487	2,601	2,660

Property, plant and equipment, net	3,397	3,447	3,441
Goodwill, net	580	1,487	1,480
Intangibles, net	168	188	193
Other assets	1,369	1,520	1,484

Total assets	$8,001	$9,243	$9,258

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,099	$1,201	$1,081
Short-term loans and long-term debt due within one year	183	162	170
Other liabilities	657	726	742
Total current liabilities	1,939	2,089	1,993

Long-term debt	4,736	4,837	4,946
Other long-term liabilities	790	872	849
Share owners' equity	536	1,445	1,470

Total liabilities and share owners' equity	$8,001	$9,243	$9,258

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

Unaudited	Three months ended September 30		Nine months ended September 30
	2026	2025	2026	2025
Cash flows from operating activities:
Net earnings (loss)	$(5)	$37	$(1,041)	$26
Non-cash charges (credits)
Depreciation and amortization	124	123	365	361
Deferred tax provision (benefit)	3	(30)	14	(36)
Pension expense	9	8	26	23
Stock-based compensation expense	5	4	10	12
Goodwill impairment			873
Change in European valuation allowance on deferred tax assets			96
Restructuring, asset impairment and related charges	5	60	60	255
Legacy environmental charge				4
(Gain) loss on sale of joint venture and miscellaneous assets	(11)	(1)	34	(7)
Cash payments
Pension contributions	(6)	(11)	(21)	(25)
Cash paid for restructuring activities	(51)	(31)	(141)	(109)
Legacy environmental settlement paid		(17)		(17)
Change in components of working capital (a)	156	97	(225)	(238)
Other, net (b)	(64)	(25)	(85)	(51)
Cash provided by (utilized in) operating activities	165	214	(35)	198

Cash flows from investing activities:
Cash payments for property, plant and equipment	(81)	(100)	(318)	(339)
Net cash proceeds on sale of joint venture and misc. assets	17	8	24	26
Net cash receipts (payments) from hedging activities		4	(2)	4
Cash utilized in investing activities	(64)	(88)	(296)	(309)

Cash flows from financing activities:
Changes in borrowings, net	(62)	(15)	(31)	(21)
Shares repurchased		(10)	(10)	(30)
Payment of finance fees		(12)	(7)	(12)
Net cash receipts (payments) for hedging activity	1	(17)	3	(23)
Distributions to non-controlling interests		(2)	(12)	(10)
Other, net (c)			(4)	(7)
Cash utilized in financing activities	(61)	(56)	(61)	(103)
Effect of exchange rate fluctuations on cash		(1)	12	36
Change in cash	40	69	(380)	(178)
Cash at beginning of period	339	487	759	734
Cash at end of period	$379	$556	$379	$556

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At September 30, 2026, December 31, 2025 and September 30, 2025, the amount of receivables sold by the Company was $457 million, $531 million and $452 million, respectively. For the nine months ended September 30, 2026 and 2025, the Company's use of its factoring programs resulted in an increase of $74 million and $83 million to cash utilized in operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

(c)	Other, net includes share settlement activity

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

Unaudited	Three months ended September 30		Nine months ended September 30
	2026	2025	2026	2025
Net sales:
Americas	$970	$940	$2,790	$2,756
Europe	634	688	1,993	2,095
Reportable segment totals	1,604	1,628	4,783	4,851

Other	19	25	47	75
Net sales	$1,623	$1,653	$4,830	$4,926

Earnings (loss) before income taxes	$34	$58	$(846)	$83
Items excluded from segment operating profit:
Retained corporate costs and other	27	26	81	80
Items not considered representative of ongoing operations (a)	(8)	60	965	249
Interest expense, net	86	91	251	257
Segment operating profit (b):	$139	$235	$451	$669

Americas	$137	$140	$444	$416
Europe	2	95	7	253
Reportable segment totals	$139	$235	$451	$669

Ratio of earnings before income taxes to net sales	2.1%	3.5%	-17.5%	1.7%

Segment operating profit margin (c):
Americas	14.1%	14.9%	15.9%	15.1%
Europe	0.3%	13.8%	0.4%	12.1%

Reportable segment margin totals	8.7%	14.4%	9.4%	13.8%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest income, interest expense,net, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended September 30		Nine months ended September 30
	2026	2025	2026	2025

Net income( loss) attributable to the Company	$(13)	$30	$(1,058)	$9
Items impacting other income (expense), net:
Goodwill impairment			873
Restructuring, asset impairment and other charges	3	61	58	252
Legacy environmental charge				4
Loss (gain) on sale of joint venture and miscellaneous assets	(11)	(1)	34	(7)
Items impacting interest expense:
Charges for note repurchase premiums and write-off of deferred finance fees and related charges		7	1	7
Items impacting income tax:
Change in European valuation allowance on deferred tax assets			96
European investment tax incentive				(22)
Deferred tax benefits		(21)		(21)
Net expense (benefit) for income tax on items above	2	(1)	(1)	(4)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above	4		5
Total adjusting items (non-GAAP)	$(2)	$45	$1,066	$209

Adjusted earnings (loss) (non-GAAP)	$(15)	$75	$8	$219

Diluted average shares (thousands)	153,812	155,215	153,335	155,406

Net income (loss) attributable to the Company (diluted)	$(0.08)	$0.19	$(6.90)	$0.06
Adjusted earnings (loss) per share (non-GAAP) (a)	$(0.09)	$0.48	$0.05	$1.41

(a)	For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 154,740 for the three months ended September 30, 2026.
For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 154,810 for the nine months ended September 30, 2026.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings, for the periods ending after September 30, 2026 to its most directly comparable GAAP financial measure, net earnings (loss) attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts. Net earnings (loss) attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted earnings to net earnings (loss) attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended September 30
	Americas	Europe	Total

Net sales for reportable segments- 2025	$940	$688	$1,628
Effects of changing foreign currency rates (a)	42	(7)	35
Price	15	(26)	(11)
Sales volume & mix	(27)	(21)	(48)
Total reconciling items	30	(54)	(24)
Net sales for reportable segments- 2026	$970	$634	$1,604

	Three months ended September 30
	Americas	Europe	Total
Segment operating profit - 2025	$140	$95	$235
Effects of changing foreign currency rates (a)	10	(3)	7
Net price (net of cost inflation)	(6)	(91)	(97)
Sales volume & mix	(10)	(4)	(14)
Operating costs	3	5	8
Total reconciling items	(3)	(93)	(96)
Segment operating profit - 2026	$137	$2	$139

	Nine months ended September 30
	Americas	Europe	Total

Net sales for reportable segments- 2025	$2,756	$2,095	$4,851
Effects of changing foreign currency rates (a)	143	72	215
Price	74	(94)	(20)
Sales volume & mix	(183)	(80)	(263)
Total reconciling items	34	(102)	(68)
Net sales for reportable segments- 2026	$2,790	$1,993	$4,783

	Nine months ended September 30
	Americas	Europe	Total
Segment operating profit - 2025	$416	$253	$669
Effects of changing foreign currency rates (a)	27	1	28
Net price (net of cost inflation)	26	(252)	(226)
Sales volume & mix	(35)	(13)	(48)
Operating costs	10	18	28
Total reconciling items	28	(246)	(218)
Segment operating profit - 2026	$444	$7	$451

(a)	Currency effect on net sales and segment operating profit determined by using 2026 foreign currency exchange rates to translate 2025 local currency results.

Unaudited

O-I GLASS, INC.
Reconciliation to Free Cash Flow
(Dollars in millions)

		Previous Forecast	Current Forecast
	Year Ended	for Year Ended	for Year Ended
	December 31, 2025	December 31, 2026	December 31, 2026

Cash provided by operating activities	$600	$275 to 375	$125
Cash payments for property, plant and equipment	(432)	(425)	(425)
Free cash flow (non-GAAP)	$168	$(50) to (150)	$(300)

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, free cash flow, for all periods after 2026 to its most directly comparable U.S. GAAP financial measure, cash provided by operating activities, without unreasonable effort.  This is due to potentially high variability, complexity and low visibility, in the relevant future periods, of components of cash provided by operating activities and cash spent on property, plant and equipment, as well as items that would be excluded from cash provided by operating activities.  The variability of these excluded items and other components of cash provided by operating activities may have a significant, and potentially unpredictable, impact on the Company's future financial results.

O-I GLASS, INC.
Reconciliation to Adjusted EBITDA
(Dollars in millions)

	Quarter Ended	Year Ended	Quarter Ended
	September 30, 2025	December 31, 2025	September 30, 2026
Net Income (Loss)	$37	$(103)	$(5)
Interest expense (net)	91	341	86
Provision for income taxes	21	54	39
Depreciation	98	391	101
Amortization of intangibles	22	88	21
EBITDA	269	771	242
Items not considered representative of ongoing operations	60	447	(8)
Adjusted EBITDA (non-GAAP)	$329	$1,218	$234

For the periods ending after September 30, 2026, the Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted EBITDA, to its most directly comparable U.S. GAAP financial measure, net loss attributable to the Company, because management cannot reliably predict all of the necessary components of this U.S. GAAP financial measure without unreasonable efforts. Net loss attributable to the Company includes several significant items, such as restructuring, asset impairment and other charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar non-GAAP adjustments are inherently unpredictable as to if and when they may occur.  The inability to provide a reconciliation is due to that unpredictability and the related difficulties in assessing the potential financial impact of the non-GAAP adjustments.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to the Company’s future financial results.

O-I GLASS, INC.

Reconciliation to Adjusted EBITDA, Net Debt and Leverage Ratio

(Dollars in millions)

Unaudited	Year Ended December 31, 2025

Net Loss	$(103)
Interest expense (net)	341
Provision for income taxes	54
Depreciation	391
Amortization of intangibles	88
EBITDA	771
Items not considered representative of ongoing operations	447
Adjusted EBITDA (non-GAAP)	$1,218

Total debt	$4,999
Less cash	759
Net debt (non-GAAP)	$4,240

Leverage ratio (Net debt divided by Adjusted EBITDA)	3.5

For the periods ending after September 30, 2026, the Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, leverage ratio, which is defined as total debt less cash divided by Adjusted EBITDA, to its most directly comparable U.S. GAAP financial measure,  Net earnings,  because management cannot reliably predict all of the necessary components of this U.S. GAAP financial measure without unreasonable efforts. Net earnings includes several significant items, such as restructuring, asset impairment and other charges, charges for the write-off of finance fees, and the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar non-GAAP adjustments are inherently unpredictable as to if and when they may occur.  The inability to provide a reconciliation is due to that unpredictability and the related difficulties in assessing the potential financial impact of the non-GAAP adjustments.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to the Company’s future financial results.

O-I GLASS, INC.

Reconciliation to Total Liquidity

(Dollars in millions)

As of September 30, 2026

Revolving Credit Facility Capacity (non-GAAP)	$1,154
Plus Cash	379
Total Liquidity (non-GAAP)	$1,533